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September 26, 2007

G REIT, Inc.

Dear Stockholder:

I am pleased to announce that the Board of Directors has approved the payment of a third special liquidating distribution of $43,920,000, or approximately $1.00 per share. The third special liquidating distribution will be paid on November 9, 2007. The payment of the third special liquidating distribution will result in a total amount of $346,970,000, or $7.90 per share, paid to date to stockholders in special liquidating distributions. In addition, a total amount of $31,594,000, or $0.72 per share, has been paid to date to stockholders in monthly liquidating distributions, for an aggregate amount of liquidating distributions paid to date of $378,564,000, or $8.62 per share.

Monthly distributions at the annual rate of 7.5% will continue to be paid and will now be computed on a remaining balance of $2.10 per share, effective with the monthly December 2007 distribution to be paid in January 2008.

Pursuant to our plan of liquidation, we sold nine properties in 2007 and ten properties in 2006. The remaining six properties are currently being marketed for sale and we anticipate that some of the remaining six properties will be sold by December 31, 2007. In addition, we currently anticipate that the fourth special liquidating distribution will be paid in the 1st quarter of 2008.

We will update you on the status of our plan of liquidation and the estimated liquidation net asset value per share for the quarter ended September 30, 2007 in our Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on or around November 14, 2007.

As disclosed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, management estimated the liquidation net asset value to be approximately $11.04 per share. In accordance with the liquidation policy we adopted, we will continue to update our estimate each quarter based on executed sales contracts and the most recent market information and liquidation cost estimates available.

1551 North Tustin Avenue, Suite 300 • Santa Ana, CA 92705
tel 714.667.8252 • toll-free 877.888.REIT (7348) •714.836.5263 • fax 714.667.6843

For additional information regarding G REIT, Inc. for the quarter ended June 30, 2007, please refer to our Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on August 14, 2007.

Very Truly Yours,

/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer and President

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Certain statements contained herein with respect to the timing and amount of liquidating distributions to be paid to stockholders, statements regarding asset dispositions and statements that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties and contingencies relating to the processing of the liquidating distribution by our transfer agent; uncertainties relating to our asset portfolio; uncertainties relating to our operations; uncertainties relating to the implementation of our liquidation strategy; uncertainties and contingencies relating to the disposition of properties pursuant to our purchase and sale agreements; and other risk factors as detailed from time to time in our periodic reports as filed with the Securities and Exchange Commission.

1551 North Tustin Avenue, Suite 300 • Santa Ana, CA 92705
tel 714.667.8252 • toll-free 877.888.REIT (7348) •714.836.5263 • fax 714.667.6843